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                                                                     EXHIBIT 5.1

                    [WHITNEY HOLDING CORPORATION LETTERHEAD]


                                  March 3, 2006

Board of Directors
Whitney Holding Corporation
228 St. Charles Ave.
New Orleans, LA 70130


         Re: Registration Statement on Form S-4 filed with the Securities and Exchange Commission on December 23, 2005
              (Registration No. 333-130690)

Directors:

         I have acted as counsel to Whitney Holding Corporation (the "Company") in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended (the "Securities Act"), 4,314,764 shares of the Company's Common Stock, no par value (the "Whitney Shares"). Following the effectiveness of the Registration Statement, the Company intends to issue the Whitney Shares upon consummation of the merger between Whitney and First National Bancshares, Inc. ("First National") pursuant to the Agreement and Plan of Merger dated as of July 27, 2005 (the "Merger Agreement") among the Company, Whitney National Bank, First National and 1st National Bank & Trust (the "Merger"). I am furnishing this opinion letter pursuant to Item 21 of Form S-4 and Item 601(b)(5) of the Commission's Regulation S-K.

         On the basis of such investigation as I deemed necessary, it is my opinion that the Whitney Shares to be issued in the Merger are duly authorized and, assuming approval of the Merger by the shareholders of First National, when issued and delivered by the Company against payment of the consideration set forth in the Merger Agreement, will be validly issued, fully paid and nonassessable.

         This opinion is limited to the federal laws of the United States and the laws of the State of Louisiana that, in my professional judgment, are normally applicable to transactions of the type contemplated by the Merger Agreement, and I do not express any opinion as to the effect of the laws of any other jurisdiction.

         This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without my express written consent.

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Board of Directors
Whitney Holding Corporation
Page 2


         I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the use of my name under the heading "Legal Matters" in the Proxy Statement-Prospectus constituting a part thereof. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,

                                            /s/ Joseph S. Schwertz., Jr.
                                            -----------------------------
                                            Joseph S. Schwertz., Jr.
                                            Corporate Secretary